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                                                             Exhibit 23(c)

Norman
Jones
Enlow
& Co.


The Board of Directors
Unity Savings Bank
McArthur, Ohio

We have issued our report dated January 24, 1997, accompanying the financial statements of Unity Savings Bank of Southeastern Ohio contained in Form S-4 of Oak Hill Financial, Inc. to be filed with the Securities and Exchange Commission on or about June 26, 1997. We consent to the use of the aforementioned report in the Registration Statement and Prospectus, and to the use of our name as it appears under the caption "experts."

/s/ Norman Jones, Enlow & Co.

Zanesville, Ohio
June 24, 1997